As filed with the Securities and Exchange Commission on April 5, 2022

Registration No. 333-221213

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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POST-EFFECTIVE AMENDMENT TO
FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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Registration Statement No. 333-221213
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BP Midstream Partners LP
(Exact Name of Registrant as Specified in Its Charter)
____________________
Delaware	82-1646447
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

501 Westlake Park Boulevard Houston, Texas 77079 (281) 366-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________
Hans F. Boas 501 Westlake Park Boulevard Houston, Texas 77079 (281) 366-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copies to:

David P. Oelman
Sarah K. Morgan
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
(713) 546-5400
____________________

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed by BP Midstream Partners LP, a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission:

•Registration Statement No. 333-221213 on Form S-8, filed on October 30, 2017, registering 5,761,308 common units representing limited partner interests of the Partnership (“Common Units”).

On December 19, 2021, BP p.l.c., a public limited company incorporated under the laws of England and Wales (“Parent”) and the indirect owner of approximately 54.4% of the total Common Units outstanding prior to completion of the Merger (as defined herein), caused its indirect, wholly-owned subsidiary BP Midstream Partners Holdings, LLC, a Delaware limited liability company (“Holdings”), to deliver a written consent approving the adoption of that certain Agreement and Plan of Merger, dated as of December 19, 2021 (the “Merger Agreement”), by and among Parent, Holdings, BP Midstream RTMS LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Merger Sub”), the Partnership and BP Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the transactions contemplated by the Merger Agreement, including the Merger (as defined below), for and on behalf of the limited partners of the Partnership. At the Effective Time (as defined below) of the Merger, pursuant to the terms of the Merger Agreement, each outstanding Common Unit, other than those held by Parent or any of its subsidiaries, was converted into the right to receive 0.575 American depositary shares of Parent, each representing a beneficial interest in six ordinary shares of Parent, par value $0.25 per share, and Merger Sub merged with and into the Partnership (the “Merger”), with the Partnership continuing and surviving as an indirect, wholly-owned subsidiary of Parent following the Merger.

The Merger became effective on April 5, 2022, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). In connection with the completion of the Merger, the Partnership has terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities of the Partnership registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on April 5, 2022.

BP MIDSTREAM PARTNERS LP

By:	BP Midstream Partners GP LLC,
its general partner

By:	/s/ Hans F. Boas
Hans F. Boas
Chief Legal Counsel and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.